UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. RENAISSANCE GLOBAL MARKETS FUND WINTERGREEN ADVISERS, LLC WINTERGREEN GP, LLC DAVID J. WINTERS
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April 22, 2009

Dear Fellow Consolidated-Tomoka Land Company Shareholder:

Wintergreen Advisers, LLC (“Wintergreen”) is seeking your support on our enclosed green proxy card to elect three highly qualified, independent candidates to the Board of Directors (the “Board”) of Consolidated-Tomoka Land Co. (“CTO”), and to improve corporate governance of CTO by voting “for” the three additional shareholder proposals we have put forth in our proxy statement.

Wintergreen has been an investor in CTO since February 2006, and we are currently the company’s largest shareholder with 25.9% of the shares outstanding.  Wintergreen generally enjoys healthy shareholder-board relations and Wintergreen has never made a shareholder proposal in connection with any other company’s governance process, nor engaged in a proxy contest with the management of any other company.

Wintergreen does not seek control of CTO or its Board.

We have tried to meet and work with the current Board and management to discuss our objections to their business plan, but have found these meetings to be frustratingly unproductive. As a result, we made a demand to inspect CTO’s corporate records pursuant to Section 607.1602, Florida Statutes to determine whether CTO’s affairs were being properly administered by its corporate officers and to determine the value of CTO’s stock.  As of this date, the company has not fully complied with our repeated document requests, and we have been forced to file a lawsuit to compel the company to comply with both Florida law and its own By-Laws. CTO may point out that the Board has offered to meet with us further, but we believe that until we receive company documents, which we have repeatedly requested be produced and to which we believe we are legally entitled, further meetings with the company would be futile.

For over three years we have attempted to have a constructive dialogue with CTO regarding the company’s assets and long-term business plan.  During that time, we have repeatedly encountered a Board that seems to be disconnected from shareholders and appears, in our opinion, far more interested in entrenching and enriching its members than building value for shareholders.  It is time for change at CTO.

SUPPORT NEW NOMINEES FOR CTO’S BOARD
THAT ARE TRULY INDEPENDENT FROM CTO’S MANAGEMENT

Wintergreen’s interests are directly aligned with those of all other CTO shareholders. Our objective is to maximize the long-term value of CTO by ensuring that the company’s assets are prudently overseen by management and supervised by an independent Board of directors.  We do not seek control of CTO or its Board.  We believe our independent director candidates provide investors with the opportunity to implement much needed change at CTO.

Our Independent Nominees Have the Experience Necessary to Improve the Performance of CTO and Therefore the Value of its Shares

Wintergreen has nominated Dianne M. Neal, Francis G. O’Connor, and Allen C. Harper as candidates for election to CTO’s Board.  We believe that these three candidates, who are all completely independent from both Wintergreen and CTO, are each uniquely qualified to serve as CTO directors.

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Ms. Neal has recently served as Chief Financial Officer of Reynolds American, an S&P 500 company, she is experienced in communicating with the investor community, and currently serves on the board of directors of a multi-billion dollar public company, Metavante Technologies.

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Mr. O’Connor established his own consulting firm to assist bank clients with their systems and risk management in 2005. Prior to that he worked for JP Morgan Chase Bank and the Federal Reserve Bank of New York.  As a result, he possesses a broad range of financial and risk management skills.

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Mr. Harper is CEO of American Heritage Railways, has served on the boards of numerous Florida rail and highway authorities, and was a director of Florida East Coast Industries, Inc. for 12 years.  He has extensive experience as both a developer and broker of commercial real estate in Florida and elsewhere.

CTO also added to its slate of nominees, Mr. John J. Allen and Mr. Jeffrey B. Fuqua, two nominees initially proposed by Wintergreen.

As CTO and its Board are tested by these current tough economic times, Wintergreen believes that in addition to the nominees proposed by Wintergreen and added to CTO’s slate, the combined experience of the three candidates named above will serve the company and all its shareholders well.

Is The Current Board Truly Independent?

The current Board of CTO is comprised of nine members who have extensive overlapping business connections and personal interests that we believe prevent the members from properly executing their fiduciary duties.  Several current Board members have overlapping directorships with local organizations and have close past and present business relationships outside of CTO.  It appears to us that these close business and personal relationships cast doubt upon their practical independence.

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CTO Board member William Voges, who is up for election this year, is President and CEO of the Root Organization, a real estate development company and owner of office buildings in Daytona Beach and surrounding areas, with business interests in direct competition with CTO with respect to developing properties.

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Voges is also an officer and director of Silver Holly Development LLC, which purchased property from CTO in 2004 for over $1 million.  CTO disclosed this transaction in its 2005 proxy, but failed to disclose that Voges had a significant interest in the transaction as he was also Vice President, Director and a Resident Agent of Tri-Square Realty, to which CTO paid a $42,000 commission in connection with this transaction.

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CTO lent one of Voges’ companies $1.2 million in connection with a real estate transaction.  To our knowledge, this transaction was not reviewed by independent auditors or even an independent committee of the Board.

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In another case of what we believe is the “I’ll scratch your back if you scratch mine” mentality of this Board, Brown & Brown Insurance -- a business of which CTO Board member John Adams served as Executive Vice President until 2006 -- has rented space for some time in a building indirectly owned by Mr. Voges.

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CTO purchased insurance from Brown & Brown, Inc. at a time when Adams was both an Executive Vice President of Brown & Brown and a CTO Board member, without publicly disclosing this relationship or whether this insurance contract went out for a competitive bid.

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CTO Board member John Adams served on the board of American Pioneer Savings Bank, a failed Savings & Loans bank, of which CTO Chairman/CEO Bill McMunn was President and CEO of a real estate subsidiary.

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It was reported that American Pioneer Savings Bank failed due to high levels of delinquent loans and bad bets on real estate and was taken over by the Resolution Trust Corporation (“RTC”); it was eventually purchased at auction by another bank led by former CTO Board members Bob Allen and Byron Hodnett.

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CTO Board member Bill Davison was, until 2007, Chairman and CEO of SunTrust Bank, East Central Florida.  This bank provided business loans to CTO, personal loans to CTO’s Chairman and CEO, Bill McMunn and to his family members. The bank also purchased land from and later resold land to CTO, and appointed McMunn to serve on its Advisory Board.

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CTO Board member William Olivari serves as Chairman of the Halifax Hospital charitable foundation Board at a time when CTO is involved in an ongoing dispute with Halifax over land the company sold to Halifax Hospital for $15.5 million. Halifax has refused to construct hospital and healthcare buildings, which  were supposed to be completed years ago. Nevertheless, CTO has neglected to invoke its repurchase rights on the valuable Halifax lands.  The future of this expansive plot of Halifax-owned land will have a significant impact on the future value of CTO’s surrounding landholdings.

Unfortunately, examples of CTO Board members with overlapping interests that call their practical independence into question such as the examples enumerated above are prevalent across CTO’s Board. We believe these circumstances present real conflicts between the individual financial interests of the members of the current Board and their fiduciary responsibility.

In addition, we believe the autonomy of the Board is further compromised as a result of the powers delegated to the Executive Committee. Directors Voges and Adams, along with Chairman/CEO McMunn, comprise CTO’s Executive Committee. As a result of McMunn’s participation in the Executive Committee, it cannot purport to be an independent committee. Nevertheless, the Executive Committee is authorized to enter into large land sales and income property transactions without the approval of the full Board.  We believe that the remaining Board members have abdicated their fiduciary duty to McMunn, Adams, and Voges by giving the Executive Committee the authority to approve such significant transactions.

Wintergreen seeks the election of independent directors whose loyalties will lie with the company and its shareholders, not with management or each other.  Objective representation of long-term shareholder interests by individuals with relevant, diverse backgrounds and expertise is in the best interest of all CTO shareholders.  The three candidates proposed by Wintergreen would act as truly independent and objective overseers of CTO management and of the corporate assets which belong to CTO’s true owners, the shareholders. We believe shareholder interests are best served by directors who do not have conflicting obligations.

We urge you to vote “FOR” for the election of the Wintergreen nominees, each of whom will provide outside shareholders with an independent voice in the Board room.

THE MEMBERS OF THE CURRENT CTO BOARD ACT MORE LIKE MEMBERS OF A PRIVILEGED CLUB THAN A TRULY INDEPENDENT BOARD

The members of the Board of CTO have a fiduciary duty to the company and its shareholders. We believe this duty should require that the Board consider the interests of the company and its shareholders above its own.  Instead, the Board has engaged in the actions enumerated below:

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The Company’s February 3, 2009 Form 8-K filing details its revised annual executive bonus criteria (the “Criteria”).  For purposes of determining bonus eligibility and potential bonus pool amounts, the revised Criteria will now include a one-time per project equivalency calculation that will represent the hypothetical after tax net income, which would have been recognized on the land portion of any land lease, build-to-suit lease, or self-development project in that year had the property been sold to a third party.  Under the Criteria, executives may receive pro forma compensation for entering into certain transactions that may ultimately be unprofitable for the company, and there does not appear to be any clawback mechanism with respect to bonuses previously awarded to executive officers and management. The stated purpose of the Criteria is to reward short-term performance. However, we believe that an executive compensation plan or any criteria underlying such a plan should be devised to reward executives and managers’ contributions to the long-term growth and financial stability of the company.  Additionally, the Criteria does not provide for a reduction in the company’s future earnings used to determine potential bonus pool amounts and bonus awards to take into account any earnings previously recognized pursuant to the Criteria on a pro forma basis as described above, which creates the potential for double counting earnings in the future.  We believe that compensation plans based on hypothetical earnings do not serve to align management and shareholder interests, nor increase long-term shareholder value.

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In addition, under the Criteria, the maximum annual bonus benefit that can be awarded is capped at between 40% and 100% of an officer’s salary, except for the CEO position (held by Chairman McMunn), which has the possibility of receiving an annual bonus of 200% of his salary.

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The Board went a step further and made the Criteria retroactive to fiscal year 2008. As a result, executives could potentially receive larger bonuses because of two self developed “flex office/warehouse” projects which now sit apparently empty and unleased.  While executives may benefit in the form of cash bonuses, shareholders are left to suffer the consequences of spending nearly $5 million on projects which may never prove profitable.

•	McMunn has also been awarded over $3.5 million in the form of salary, bonuses and options exercised since 2005, while shareholders watched the value of their shares decline precipitously.

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The Board annually approves the issuance of free stock options and free “Stock Appreciation Rights” to Chairman/CEO McMunn and other executives; these Stock Appreciation Rights are designed to cover the executives’ personal tax bills on their free stock options, further subjecting shareholders to the costs of such grants. Since the current compensation plan in place was approved, Chairman/CEO McMunn has been granted 156,000 free Stock Appreciation Rights to cover his personal tax bill for the 156,000 free share options he has been granted.

•	Less than a year ago, CTO’s Board made the following statement in response to a letter from Wintergreen nominating additional directors:

“we have operated as a Board consisting of nine directors for over a decade.  During that time, we have come to appreciate that each director of a nine-member Board has more opportunity to participate in Board activities than those serving on boards with a larger number of directors,”

Nevertheless, the Board recently unilaterally decided to amend its By-Laws to expand the Board size to 11 in an apparent attempt to dilute the influence of outside, shareholder-nominated independent director candidates.

We believe (i) the separation of the offices of chairperson and CEO, (ii) the de-classification of the Board, and (iii) fixing the number of directors comprising the Board, will enhance the Board’s performance of its fiduciary duty to the company and its shareholders by (a) providing efficient oversight over management and the CEO in particular, and (b) giving the shareholders’ a valuable voice with respect to governance issues, especially in light of the lack of meaningful share ownership by the Board.

Separation of the Offices of Chairman and CEO

Currently, the Company’s CEO William H. McMunn serves as the Chairman of the Board. Yet, the Board has several core responsibilities that involve overseeing the CEO, including monitoring CEO performance, and compensating the CEO.  Of the seven real estate and development companies CTO lists in its 2009 proxy as comparable in size and operations, five have separate individuals serving as Chairperson and CEO. This negates CTO’s argument that a combined Chairman/CEO position is necessary because of the type of business the company is involved in.

Jim Jordan, a former CTO Board member who was originally nominated by Wintergreen, raised the question of whether or not the current Board was appropriately carrying out its duties with respect to CEO oversight.  Mr. Jordan resigned from the CTO Board at least in part because of his negative view of the conduct of the Board and of the Nominating and Corporate Governance Committees.  At the time of his resignation in March 2008, Mr. Jordan stated “it is a mistake to combine the titles of Chairman and Chief Executive Officer, which goes against now generally accepted best practice in corporate governance.” Statements such as these by a resigning director should cause concern for thoughtful investors about whether the Board is functioning properly and in the best interests of all shareholders.

A recent Wall Street Journal article (“Chairman-CEO Split Gains Allies,” B4, March 30, 2009) points out that more and more independent directors and corporate leaders are in favor of separating the roles of Chairman and CEO.  In addition, a study released last month by The Corporate Library, an independent corporate governance research and analysis firm, found companies with a joint Chairman/CEO position are more likely to have “troubling governance characteristics” than companies which split the two roles.  We hope you will agree that the corporate governance issues described in this letter serve to demonstrate the findings described above.

We urge you to vote “FOR” Wintergreen’s proposal to adopt a resolution requesting that the Board implement a policy that the positions of chairperson of the Board and Chief Executive Officer should be separated.

De-Classification of the Board and Fixing the Number of Directors Constituting the Board

We have urged the current Board to address what we perceive to be inappropriate practices that transfer value from shareholders to management and the Board.  Unfortunately, the Board’s reaction has been to further entrench its current members. The Board has maintained a classified structure, which reduces accountability of the Board to shareholders, and serves to entrench current directors, even if they are performing poorly.

The majority of S&P 500 companies have declassified Boards, and multiple independent studies have found a positive link between firm value and practices favoring shareholders, such as annual election of directors.  Shareholders of CTO deserve no less than full representation.

CTO Board members and management own approximately 3% of the outstanding shares of the company.  In addition, the majority of these shares were obtained by Chairman/CEO Bill McMunn via share grants and stock appreciation rights approved by the current Board.  In this regard, Chairman/CEO McMunn has received 76,000 share options and stock appreciation rights since 2005, at no cost to him, all the while, other shareholders that bought their stock on the open market suffered through a 60% loss in the value of their shares. It is difficult to argue that interests of McMunn or the other members of the current Board are aligned with those of the shareholders when in addition to the circumstances described above with respect to conflicts related to overlapping director relationships and CEO oversight,  (i) McMunn continues to receive multi-million dollar compensation while the share value of the Company has declined, and (ii) the Board is so poorly represented in respect of share ownership, and the majority of the shares actually owned by the Board were acquired without consideration. As a result of the misalignment described herein, it is more important than ever that the Board be unable to dilute the voice of shareholders by keeping the Board classified and increasing or decreasing the number of directors constituting the Board at its leisure and in its interest, at the expense of the shareholders.

We urge you to vote “FOR” Wintergreen’s proposals to (i) adopt a resolution requesting that the Board take the steps necessary to amend the Articles of Incorporation and By-Laws of the Company to de-classify the terms of the Board and require that all directors stand for election annually, and (ii) to adopt a resolution requesting that the Board take the steps necessary to amend the Articles of Incorporation and By-Laws of the Company to provide that the Board shall consist of no more than eleven (11) directors.

PROTECT YOUR INVESTMENT BY VOTING FOR TRULY INDEPENDENT BOARD NOMINEES AND FOR THE OTHER WINTERGREEN SHAREHOLDER PROPOSALS DESCRIBED HEREIN

In conclusion, we believe that for too long, the corporate governance issues we believe plague the Board have interfered with the efficient management of the company.  We believe the company has been poorly managed – from a business strategy that calls for the accelerated liquidation of the company’s crown jewel of 11,000 acres of undeveloped land in Daytona Beach, and the purchase of commodity retail income properties at unappealingly low rates of return, with no pricing power and minimal inflation protection in their fixed rents, to the management of a golf course which has lost over $1 million per year every year for the past eight years (losing a total of over $11 million in shareholder money over that period) with no apparent plan for turning it around or for disposing of it.  All of this has taken place with little apparent oversight from the Board.  Concurrently, CTO executives have been richly rewarded for mediocre performance, with Chairman/CEO McMunn accumulating more than $3.5 million in salary, bonuses and exercised stock options and Stock Appreciation Rights over the past four years.  In addition, Board members have engaged in transactions with the company and each other with what appears to be little to no independent review, consideration or oversight.    Shareholders have paid the price for these decisions – CTO’s stock is down roughly 60% over the past three and a half years.

The shareholders of CTO own a valuable asset that we believe can never be duplicated – 11,000 acres of pristine, undeveloped Florida real estate, 8,000 of which are contiguous.  We believe the company is in desperate need of a Board of directors which is capable of developing a long-term plan for this land to maximize its value for the benefit of its owners – CTO’s shareholders.  The three truly independent director candidates proposed by Wintergreen will work with management to make the most of the company’s assets for the benefit of all shareholders, and to bring the company’s corporate governance standards into the 21st century.  CTO’s true owners deserve no less.

It is obvious to us that significant steps need to be taken to maximize value for CTO’s shareholders.  We believe (i) the Board’s combination of the positions of Chairman and CEO, (ii) the current classified Board structure, and (iii) the recent self-interested amendment of the company’s By-Laws by the Board to increase the number of directors constituting the Board have misaligned the interests of the Board from those of shareholders.  It is time for shareholders to exercise their influence by voting “FOR” all of Wintergreen’s proposals.

We believe the proposals listed in our proxy are the first step to the corporate governance reform the company sorely needs.  Please vote for these proposals and our director nominees by returning the enclosed GREEN proxy card.

Thank you for your support.

 David J. Winters

www.shareholdersforctochange.com

To elect Wintergreen’s independent nominees and vote for improving
 CTO’s corporate governance, we urge all shareholders to sign, date, and return the GREEN proxy card whether or not you have already returned a white proxy card sent to you by the Company.

Wintergreen urges all shareholders not to sign or return
any white proxy card sent by the company.
Instead, we request that you sign, date, and return the GREEN proxy card.
You may vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet.

If you have already returned the white proxy card, you can effectively revoke it by signing, dating, and returning the GREEN proxy card.

Only your most recently-dated proxy card will be counted.

If you have any questions or need assistance in voting the GREEN proxy card please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-259-6290

Or
Email:   wintergreeninfo@okapipartners.com